Exhibit 10.2

NOTICE OF GRANT

Company:	Participant:	Charles M. Swoboda
Cree, Inc.	Award Number:	011
4600 Silicon Drive	Award Plan:	2004 Long-Term Incentive Compensation Plan
Durham, NC 27703	Award Type:	Performance Units
Tax I.D. 56-1572719	Grant Date:	November 28, 2012
	Performance Period:	September 24, 2012 through June 30, 2013

Dear Chuck:
I am pleased to inform you that Cree, Inc. (the “Company”) has awarded Performance Units to you effective November 28, 2012 (the “Grant Date”). This award is subject to and governed by the terms of the Cree, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”), the terms of the Master Performance Unit Award Agreement between you and the Company, and this Notice of Grant.
The amount payable to you pursuant to your Performance Units (“D”) will be determined as the result of A x B x C, where:

•	A equals your Base Salary;

•	B equals your Target Award Level; and

•	C equals the Performance Measurement.
For purposes of the foregoing, except as expressly provided otherwise in this Notice of Grant, “Base Salary” shall refer to your weighted average annual base salary for the Performance Period determined by multiplying each annual base salary in effect during the Performance Period (as provided in the Company's human resources management system) by a fraction, the numerator of which is the number of calendar days in the Performance Period on which such annual base salary was in effect and the denominator of which is the number of calendar days in the Performance Period. However, if you are on a leave of absence (other than a leave of absence where you continue to be paid your full base salary through the Company's payroll system, except payments received under the Company's short-term disability income protection plan), for all or part of the Performance Period, your Base Salary will be reduced proportionately to equate to the base salary applicable to the number of calendar days you were not on a leave of absence during the Performance Period.
For purposes of the foregoing, your “Target Award Level” is twenty percent (20%) of your Base Salary.
For purposes of the foregoing, the “Performance Measurement” is a percentage between 0% and 200% determined by the Compensation Committee of the Company's Board of Directors (the “Committee”) after assessing the Company's performance against LED lighting systems revenue and minimum non-GAAP pre-tax income targets for the Performance Period.
Prior to or at the time of issuance of this Notice of Grant, you will receive one or more schedules (collectively, the “Schedule”) showing the Performance Measurement levels for LED lighting systems revenue and non-GAAP pre-tax income targets for the Performance Period. The Performance Measurement for the Performance Period will be 0% unless the minimum non-GAAP pre-tax income target is achieved.  Provided that the minimum non-GAAP pre-tax income target is achieved, the Performance Measurement for the Performance Period will be the Performance Measurement level associated with actual LED lighting systems revenue for the Performance Period, rounded to the nearest whole percentage.
Except as provided in the Company's Severance Plan for Section 16 Officers, if such plan is then in effect, and except as provided below with respect to your death or LTD Disability (as defined in the Executive Change in Control Agreement between you and the Company effective August 18, 2008 (the "Change in Control Agreement")) or a Change in Control (as defined in Section 7.1 of the Cree, Inc. Equity Compensation Plan (as amended and restated August 5, 2002 and without regard to any subsequent amendments)), (i) you must be continuously employed by the Company as the Company's Chief Executive Officer and President through the last day of the Performance Period to have a right to payment of your Performance Units, (ii) your Performance Units will not be considered earned until the last day of the Performance Period, and (iii) if you terminate employment with the Company prior to the last day of the Performance Period, with or without cause, you will forfeit your Performance Units.
After the end of the Performance Period, your actual Performance Measurement will be determined as follows:

Step 1:
The Committee will, in good faith and in its sole discretion, determine the actual LED lighting systems revenue and non-GAAP pre-tax income results for the Performance Period (the “Results,” each a “Result”) using competent and reliable information, including but not limited to audited financial statements, if available.

Step 2:
Provided that the minimum non-GAAP pre-tax income target is achieved, the Performance Measurement for the Performance Period will be the Performance Measurement level on the Schedule that corresponds to actual LED lighting systems revenue, rounded to the nearest whole percentage. However, in the event a Change in Control occurs during the Performance Period, the percentage will be no less than 100%.

Notwithstanding the foregoing, in order to ensure that the Company's best interests are met, except as specifically provided in the Change in Control Agreement, the Committee in its discretion may decrease or eliminate the amount payable pursuant to your Performance Units at any time prior to payment if it determines in good faith that payment of the full amount otherwise payable pursuant to the Performance Units is not warranted or appropriate; provided, however, so long as you are not in breach of your Confidential Information Agreement (as defined in the Change in Control Agreement), following (i) the commencement of a tender offer or the Company and another party entering into a written agreement that contemplates a transaction, the consummation of either of which would result in a Change in Control as defined in Subsection (a), (b), or (d) of such definition, or (ii) a Change in Control (including without limitation a resulting Change in Control described in clause (i)),  the Committee may not decrease or eliminate the amount payable as otherwise determined in accordance with this Notice of Grant without your prior written consent, except that, this restriction shall cease to apply if the tender offer or the written agreement is terminated or expires without the occurrence of a Change in Control.
In connection with the Committee's determination of the LED lighting systems revenue and non-GAAP pre-tax income results for the Performance Period, the Committee shall (without limiting its authority to apply negative discretion as provided above) make adjustments that eliminate the effect of any changes or events (each a “Change”) that occur during such Performance Period and that were not fully anticipated and/or accurately incorporated into the financial calculations when the performance targets were determined, where (a) making the adjustment will improve performance results, and (b) the Change has a material effect on results under a performance target (determined consistently with past practice), and (c) the Change comes within one or more of the following categories (determined consistently with past practice, to the extent applicable): (1) changes in corporate or capital structure, including but not limited to debt or equity offerings, mergers, acquisitions or divestitures; or (2) other unusual or nonrecurring events. To determine whether such an adjustment will be made and the amount of such adjustment, the Committee shall compare the actual financial performance, taking into account the Change, to the financial performance that would have resulted if the Change had not occurred or was disregarded to the extent possible; where it is not possible to determine accurately the financial performance that would have resulted absent the Change, the Committee shall use the best estimate of such financial performance based on the available data, including historical results and projected results at the time of the material event, and available forecasting models and methods.
To comply with Section 4.2(a) of the Plan, in no event shall the amount paid under the Performance Units granted hereby exceed the Fair Market Value (determined as of the Grant Date in accordance with the Plan) of 100,000 shares of the Company's common stock minus the actual payout, if any, under the Notice of Grant dated August 13, 2012 for Performance Units then granted to you under the Plan.
If prior to settlement of your Performance Units, the Company terminates your employment on account of your LTD Disability or you die, you or your beneficiary will receive payment under your Performance Units as otherwise determined in accordance with this Notice of Grant as if you had remained employed through the payment date for your Performance Units. However, in such event your Base Salary will be proportionally reduced based on the number of calendar days you were employed by the Company and not otherwise on leave of absence as provided above during the Performance Period.
If there is a Change in Control and you remain continuously employed by the Company through the end of the Performance Period, but your employment terminates In Connection with a Change in Control upon or after the end of the Performance Period but prior to the payment date under your Performance Units, you will be entitled to payment under your Performance Units as otherwise determined in accordance with this Notice of Grant. However, if there is a Change in Control and your employment terminates prior to the end of the Performance Period, you will not be entitled hereunder to a payment under your Performance Units. “In Connection with a Change of Control” will have the same meaning as in Section 10(h) of the Change in Control Agreement.
In general, payment under your Performance Units will be made as soon as practicable after the end of the Performance Period and, in any event, will be made no later than (i) the end of the second fiscal quarter following the end of the Performance Period or, if earlier, (ii) the 15th day of the third month after the later of the end of the Company's tax year in which the Performance Period ends or the end of your tax year in which the Performance Period ends. However, if payment becomes due under your Performance Units on account of your death or LTD Disability, payment will be made no later than the 15th day of the third month after the later of the end of the Company's tax year in which your death or LTD Disability, as applicable, occurs or the end of your tax year in which your death or termination of your employment on account of LTD Disability, as applicable, occurs. Alternatively, in the event a Change in Control occurs prior to the payment date of your Performance Units, any payment that becomes due under your Performance Units will be made no later than the 15th day of the third month after the later of the end of the Company's tax year in which the Change of Control occurs or the end of your tax year in which the Change of Control occurs.
This award is intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or any Employer under the Plan to grant you Performance Units or to provide you annual incentive compensation for the Performance Period. By signing below, you accept such award, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise. By signing below, you expressly acknowledge that you are not a participant in or entitled to a payment under the Management Incentive Compensation Plan.
Nothing in this Notice of Grant or the Master Performance Unit Award Agreement is intended to modify or amend the Change in Control Agreement, including but not limited to your right to receive the payment specified in Section 8(a) thereof in accordance with the terms and conditions of the Change in Control Agreement.
Date: November 28, 2012

For Cree, Inc.		Accepted and agreed to:

By:	/s/ Thomas H. Werner	By:	/s/ Charles M. Swoboda
	Thomas H. Werner Compensation Committee Chairman		Charles M. Swoboda